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                        UNITED DEVELOPMENT CO., L.P.-97.0
                              FINANCIAL STATEMENTS
                                December 31, 2003
                                      with
                         Report of Independent Auditors




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                         REPORT OF INDEPENDENT AUDITORS


To the Partners of
   United Development Co., L.P.-97.0

We have audited the accompanying balance sheet of United Development Co., L.P.-97.0 at December 31, 2003, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Development Co., L.P.-97.0 at December 31, 2003 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Novogradac & Company LLP

Alpharetta, Georgia
January 15, 2004



                                      F-1



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                                  BALANCE SHEET
                               December 31, 2003


ASSETS
   Cash and cash equivalents                                     $       34,162
   Security deposits                                                     18,975
   Accounts receivable                                                  225,162
   Prepaid expenses                                                      24,380
   Land                                                                 181,843
   Fixed assets, net of accumulated depreciation                      3,541,416
   Intangible assets, net of accumulated amortization                    12,375
                                                                ----------------

   Total assets                                                  $    4,038,313
                                                                ================

LIABILITIES AND PARTNERS' CAPITAL

Liabilities
   Accounts payable                                              $        2,162
   Security deposits payable                                             18,975
   Accrued expenses                                                       1,183
   Due to related parties                                               323,008
   Mortgage payable                                                   1,275,457
                                                                ----------------
   Total liabilities                                                  1,620,785

Partners' capital                                                     2,417,528
                                                                ----------------

   Total liabilities and partners' capital                       $    4,038,313
                                                                ================



                             See accompanying notes

                                      F-2


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                        UNITED DEVELOPMENT CO., L.P.-97.0
                             STATEMENT OF OPERATIONS
                      For the year ended December 31, 2003

REVENUE
   Rental revenue                                               $      488,192
   Other revenue                                                         5,866
                                                               ----------------

   Total revenue                                                       494,058

OPERATING EXPENSES
   General and administrative                                           34,949
   Utilities                                                               697
   Tax and insurance                                                   106,169
   Management fee                                                       64,195
   Repairs and maintenance                                              91,499
   Marketing and advertising                                             1,593
   Legal and other professional fees                                     7,621
                                                               ----------------

   Total operating expenses                                            306,723
                                                               ----------------

Operating income                                                       187,335

OTHER INCOME AND (EXPENSES)
   Interest income                                                         141
   Interest expense                                                   (124,844)
   Depreciation and amortization                                      (168,384)
                                                               ----------------

   Net other income and (expenses)                                    (293,087)
                                                               ----------------

NET LOSS                                                        $     (105,752)
                                                               ================



                             See accompanying notes

                                      F-3


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

                             UNITED DEVELOPMENT CO., L.P.-97.0
                         STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                            For the year ended December 31, 2003


                                                                              Total
                                      General            Limited            Partners'
                                      Partner            Partners            Capital
                                  ----------------   ----------------   ------------------
BALANCE, JANUARY 1, 2003                    $ (29)        $2,523,309          $ 2,523,280

      Net loss                                (11)          (105,741)            (105,752)
                                  ----------------   ----------------   ------------------

BALANCE, DECEMBER 31, 2003                  $ (40)        $2,417,568         #NAME?
                                  ================   ================   ==================







                                   See accompanying notes

                                            F-4


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                             UNITED DEVELOPMENT CO., L.P.-97.0
                                  STATEMENT OF CASH FLOWS
                           For the year ended December 31, 2003


CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                $    (105,752)
   Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
       Depreciation and amortization                                             168,384
       (Increase) decrease in security deposits                                      650
       (Increase) decrease in accounts receivable                                (65,659)
       (Increase) decrease in prepaid expenses                                    (4,113)
       Increase (decrease) in accounts payable                                      (958)
       Increase (decrease) in security deposits payable                             (650)
       Increase (decrease) in accrued interest                                   (10,933)
       Increase (decrease) in accrued expenses                                    (6,861)
                                                                          ---------------
            Net cash provided by (used in) operating activities                  (25,892)

CASH FLOWS FROM FINANCING ACTIVITIES
       Increase (decrease) in due to related parties                                 178
       Principal payments on mortgage payable                                     (4,706)
                                                                          ---------------
            Net cash provided by (used in) financing activities                   (4,528)
                                                                          ---------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (30,420)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    64,582
                                                                          ---------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                   $      34,162
                                                                          ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid for interest                                              $     135,777
                                                                          ===============




                                  See accompanying notes

                                           F-5



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2003

1.    GENERAL

      United Development Co., L.P.-97.0 (the "Partnership") was formed under the laws of the State of Tennessee to conduct the business of owning and operating real property located in Memphis, Tennessee. The Partnership owns 60 Homes for Memphis, a 60-home scattered site property (the "Property"), developed and operated under the low-income housing tax credit program.

      The Partnership is 99.98% owned by the limited partner, WNC Housing Tax Credit Fund VI, Series 6, a California limited partnership, and 0.01% owned by the special limited partner, WNC Housing, L.P., collectively, the "Limited Partners." Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively the "General Partner", own the remaining 0.01% of the Partnership. Profits and losses are generally allocated 0.01% and 99.99% to the General Partner and Limited Partners, respectively, pursuant to the Second Amended and Restated Agreement of Limited Partnership dated September 22, 1998 ("Partnership Agreement"). Under the terms of the Partnership Agreement, the Limited Partners have made or otherwise received credit for capital contributions totaling $2,812,622. The General Partner provided cumulative capital contributions totaling $100. The total capital contributions required pursuant to the Partnership Agreement are subject to adjustment based on the amount of low-income housing tax credits allocated to the Partnership. During 2003, the Partners provided no capital contributions.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS

      BASIS OF ACCOUNTING
      The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

      CASH AND CASH EQUIVALENTS
      Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less. Restricted cash is not considered cash equivalents.

      CONCENTRATION OF CREDIT RISK
      The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institution's federally insured limits. The Partnership has not experienced any losses in such accounts.

      ESTIMATES
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

                                      F-6


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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2003

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS
      (CONTINUED)

      FIXED ASSETS
      Fixed assets are recorded at cost. Buildings for residential rental are depreciated over their estimated useful lives of 27.5 years under the straight-line method. Land improvements are depreciated over 15 years under the 150% declining balance method. Furniture and equipment is depreciated over 5 years under the double declining balance method. Depreciation expense for the year ended December 31, 2003 was $162,129.

      Fixed assets consist of:

            Buildings                                $    4,118,700
            Land improvements                               100,741
            Furniture and equipment                          46,715
            Less: accumulated depreciation                 (724,740)
                                                    ----------------
                Net fixed assets                     $    3,541,416
                                                    ================

      INTANGIBLE ASSETS
      Permanent loan costs of $12,241 are being amortized using the straight-line method over 30 years. Monitoring fees of $12,000 and other intangible assets of $25,850 are being amortized using the straight-line method over 5 years. Amortization expense for the year ended December 31, 2003 was $6,255. Accumulated amortization was $37,716.

      IMPAIRMENT OF LONG-LIVED ASSETS
      The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2003.

      INCOME TAXES
      Income or loss of the Partnership is allocated 0.01% to the General Partner and 99.99% to the Limited Partners. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

      RENTAL REVENUE
      Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month. Leases are for periods of up to one year, with rental payments due monthly. Other revenue results from fees for late payments, cleaning, and damages and is recorded when earned.

                                      F-7


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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2003

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS
      (CONTINUED)

      ECONOMIC CONCENTRATIONS
      The Partnership operates a scattered site property in Memphis, Tennessee. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

3.    RELATED PARTY TRANSACTIONS

      ACCOUNTS RECEIVABLE
      The management company, an affiliate of the General Partner, receives rental assistance subsidies from the Memphis Housing Authority and Tennessee Housing Development Authority. The proceeds are paid directly to the Partnership by the management company and included as rental revenue. As of December 31, 2003, the management company receivable was $199,016 for 2003 rental assistance subsidies received.

      Tenant receivables of $26,146 are included in the accounts receivable balance as of December 31, 2003.

      DUE TO RELATED PARTIES
      Pursuant to the Development Agreement, Buehler Enterprises, Inc., an affiliate of the General Partner, earned a developer fee of $203,594 related to the development of the Property. The entire development fee has been capitalized into the buildings. A developer fee of $203,594 was outstanding at December 31, 2003 and is included in the accompanying balance sheet. The developer fee is payable out of available cash flow.

      Buehler Enterprises, Inc., an affiliate of the General Partner, manages the Property pursuant to a management agreement dated November 25, 1997. The management agreement provides for a management fee of 8% of monthly rental collections and an annual fee of $25,000. A management fee of $64,195 was recorded in the accompanying statement of operations. A management fee of $9,391 was outstanding as of December 31, 2003 and is included in the accompanying balance sheet.

      The General Partner has advanced funds on behalf of the Partnership to pay costs related to the construction of the Property. As of December 31, 2003, the amount due to the General Partner was $110,023 to be paid from available cash flow.

                                      F-8


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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2003

5.    MORTGAGE PAYABLE

      The balance sheet reflects a permanent loan from SouthTrust Bank secured by the Property. The permanent loan has been allocated to each of the 60 homes by SouthTrust Bank and a deed has been executed for each separate building. The terms are set forth below:

         Loan Amount:                   $1,311,517 (60 Promissory Notes)
         Maturity Date:                 December 31, 2014
         Interest Rate:                 9.75%

      As of December 31, 2003, the mortgage payable balance was $1,275,457. Principal and interest are due on the first day of each month until December 31, 2014 when all unpaid interest and principal will be due and payable.

      Future minimum annual maturities of the notes payable over each of the next five years are as follows:

              Year ending December 31,
                        2004                      $       10,277
                        2005                              11,325
                        2006                              12,480
                        2007                              13,753
                        2008                              15,155
                        Thereafter                     1,212,467
                                                 ----------------
                                                  $    1,275,457
                                                 ================

6.    LOW-INCOME HOUSING TAX CREDITS

      The Partnership expects to generate an aggregate of $4,106,840 of federal low-income housing tax credits ("Tax Credits"). Generally, such Tax Credits become available for use by its partners pro-rata over a ten-year period that began in 1999. To qualify for the Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements. In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years. Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than the expected amount.

                                      F-9


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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2003

6.    LOW-INCOME HOUSING TAX CREDITS (CONTINUED)

      As of December 31, 2003, the Partnership had generated $1,802,360 of Tax Credits.

      The Partnership anticipates generating Tax Credits as follows:

           Year ending December 31,
                    2004                        $    410,805
                    2005                             410,805
                    2006                             410,805
                    2007                             410,805
                    2008                             410,805
                    Thereafter                       250,455
                                               --------------

                    Total                       $  2,304,480
                                               ==============



                                      F-10